UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 17, 2015

Date of Report (Date of earliest event reported)

North America Frac Sand, Inc.
(Exact Name of Registrant as Specified in Charter)

FLORIDA	333-175692	20-8926549
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 917, 1811 – 4th Street SW, Calgary, AB T2S 1W2

(Address of Principal Executive Offices) (Zip Code)

(587) 896-1900

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Items – Acquisition of North America Frac Sand (CA) Ltd. Update

Pursuant to the agreement to acquire 100% of the issued and outstanding shares of North America Frac Sand (CA) Ltd. ("NAFS Shares") for 37,800,000 shares of the common stock announced on September 28, 2015 (the "Agreement"), the Company confirms that the Company has received the certificate that the leases held by North America Frac Sand (CA) Ltd. are unencumbered and are in good standing; in addition the Company confirms that it has received confirmation that the mineral resources are at least 6.4 million tons of frac sand, and that the potential reserves are at least 66 million tons of frac sand. The third requirement before the 37,800,000 shares can be released from escrow is the provision with the Company of the audited financial statements for North America Frac Sand (CA) Ltd. on or before February 29, 2016.

Although in the Agreement stated that "confirmation that recoverable reserves are at least 6.4 million tonnes of frac sand, and that potential reserves are at least 66 million tonnes of frac sand" was required; the was in error. The confirmation received was for 6.4 million tons of resource, and that there are potential resource of at least 66 million tons of frac sand. This has been accepted by the Company.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
99.1	News Release dated December 17, 2015

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICA FRAC SAND, INC.

Dated: December 17, 2015	By:	/s/ David Alexander
David Alexander,
Principal Executive Officer, Principal Accounting Officer,
Chief Financial Officer, Secretary, Chairman of the Board